Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of shares of common stock pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan, of our report dated December 3, 2012, with respect to the audited consolidated financial statements of AmiCare Behavioral Centers, LLC and Subsidiaries, included in the Form 8-K of Acadia Healthcare Company, Inc. filed with the Securities and Exchange Commission on December 4, 2012.

/s/ Lattimore Black Morgan & Cain, PC

Brentwood, Tennessee

July 29, 2013